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                                                                   EXHIBIT 10.14
                                PROMISSORY NOTE

$5,000,000                                                  The Woodlands, Texas
                                                                    July 7, 1997

          For value received, the undersigned, Araxas Holdings, Inc., a Delaware corporation, and Araxas Energy Corporation, an Oklahoma corporation ("Energy") (collectively, the "Maker"), promises to pay ERI Investments, Inc. ("Payee") at the office of Payee at 911 Washington Street, Wilmington, Delaware 19801, the principal sum of Five Million and No/100 Dollars ($5,000,000), payable in lawful money of the United States of America in the manner set forth below; provided, however, the principal amount evidenced by this Promissory Note, shall become satisfied in full and Maker shall not be obligated hereunder for any principal if: (i) on or before July 31, 1998, Maker, Payee and/or Payee's designees consummate a private placement of preferred stock, par value $0.001 per share ("Preferred Stock") of Maker, on mutually agreeable terms and conditions, whereby Payee and/or Payee's designees acquire shares of Preferred Stock for total proceeds to Maker of a minimum of $5,000,000; and (ii) at the request of Payee, the entire principal balance of this Promissory Note shall be applied against the purchase price of shares of Preferred Stock acquired by Payee or Payee's designee in such offering on a dollar-for-dollar basis.

          If the private equity placement, as described above, is not closed on or before July 31, 1998, Maker shall pay the entire principal amount outstanding plus accrued unpaid interest under this Promissory Note on or before July 31, 1998.

          Maker promises to pay simple interest on the unpaid principal balance outstanding hereunder from the date of this Promissory Note through the date of payment (or the date the principal amount is satisfied pursuant to the private equity placement) at a rate per annum equal to nine percent (9%). Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days. Accrued interest shall be due and payable in two (2) installments in lawful money of the United States of America at the principal office of Payee referenced above on January 31, 1998, and all remaining accrued interest shall be due and payable at the maturity of this Promissory Note on July 31, 1998.

          Maker covenants that the proceeds of the loan evidenced by this Promissory Note shall be used solely to provide working capital financing, directly or indirectly, to or for the benefit of Energy.

          Upon any distribution of assets of Maker upon the dissolution, winding up, liquidation or reorganization of Maker, the payment of the principal of and interest on this Promissory Note shall be subordinated in right of payment to the prior payment in full of all other indebtedness of Maker. By acceptance hereof, Payee acknowledges that Stratum Group Energy Partners, L.P. holds a prior perfected security interest in the assets of Araxas SPV-I, Inc., a wholly-owned subsidiary of Energy, and agrees not to assert any claim or right arising as a result of the obligations hereunder against the assets of Araxas SPV-I, Inc. or the assets of Araxas Exploration,
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Inc., a wholly-owned subsidiary of Energy, unless the indebtedness secured by such security interest has been satisfied.

          Upon the occurrence of any Event of Default (as defined hereinafter), the entire unpaid principal amount and all accrued and unpaid interest on this Promissory Note shall immediately thereupon be due and payable.

          Each of the following occurrences shall constitute an Event of Default under this Promissory Note: (i) any bankruptcy, dissolution, liquidation or other similar proceeding shall be filed by, against or on behalf of Maker and any such proceeding shall not be dismissed within thirty (30) days; (ii) Maker shall cease to do business in the ordinary course; (iii) any order shall be made for appointment of Maker or Maker shall make an assignment for the benefit of creditors; (iv) failure to pay principal or interest hereunder when due or breach of any other covenant of Maker hereunder; and (v) Maker fails to pay any amount due under indebtedness for borrowed money resulting in the acceleration of maturity of such indebtedness.

          During the existence of any Event of Default, the Payee or other holder of this Promissory Note may apply payments received on any amount due hereunder or under the terms of any instrument now or hereafter evidencing or securing any said indebtedness as said holder may determine.

          If any amount of any installment payable hereunder is not paid when due, such amount shall bear interest at the rate of fifteen percent (15%) per annum, accrued from the due date to the day on which such default is cured to the satisfaction of the Payee or the holder hereof. All such past due sums shall be paid at the time of, and as a condition precedent to the curing of, any default hereunder.

          Maker and all endorsers, sureties, guarantors, and all other persons who may become liable for all or any part of this obligation severally waive presentment for payment, protest and notice of non-payment. Said parties consent to any extension of time (whether one or more) of payment hereof, and renewal (whether one or more) hereof, and any release of any party liable for payment of this obligation. Any such extension, renewal or release may be made without notice to any such party and without discharging such party's liability hereunder. Maker and the Payee stipulate and agree that none of the terms and provisions hereof shall ever be construed as a contract for the use, forbearance or detention of money, providing for interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law.

THIS NOTE CONTAINS NO PREPAYMENT PENALTY AND SHALL BE INTERPRETED ACCORDING TO THE LAWS OF THE STATE OF TEXAS.

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          IN WITNESS WHEREOF, the undersigned have caused their authorized representatives to execute and deliver this instrument on this 7th day of July, 1997.

                                    ARAXAS HOLDINGS, INC.


                                    By: /s/ W. E. Rowsey, III
                                       ----------------------------------------
                                       W. E. Rowsey, III, Chairman of the Board

                                    ARAXAS ENERGY CORPORATION


                                    By: /s/ Steven W. Nance
                                       ----------------------------------------
                                       Steven W. Nance, President

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